Exhibit 10.02

Certain Compensation Arrangements with Named Executive Officers

The Compensation Committee of the Board of Directors of LeapFrog Enterprises, Inc. approved the payment of cash bonuses to the following named executive officers for their performance in 2006. The Compensation Committee approved the 2006 cash bonuses for Messrs. Chiasson and Dodd in February 2007 and approved Mr. Katz’s 2006 cash bonus in May 2007.

Named Executive Officer and Title	2006 Cash Bonus
Jeffrey G. Katz Chief Executive Officer and President	$65,000

William B. Chiasson Chief Financial Officer	$61,000

Michael J. Dodd Senior Vice President, Supply Chain and Operations	$57,000